Exhibit 99.1

NEWS RELEASE
Nabors Reorganizes Executive Functions
Anthony G. Petrello To Assume CEO Role;
Eugene M. Isenberg To Remain Chairman of the Board
Hamilton, Bermuda, October 28, 2011 / PRNewswire — FirstCall / Nabors Industries Ltd. (NYSE: NBR) today announced that its Board of Directors has appointed Anthony Petrello as Chief Executive Officer of the Company effective immediately. Eugene Isenberg will remain Chairman of the Board.
“The Company and its shareholders are indebted to Mr. Isenberg for his many years of dedicated service,” said John Yearwood, Lead Director. “Under his extraordinary leadership, the Company grew from its emergence from bankruptcy in 1987 into one of the most successful oil service companies in the world. Gene’s knowledge of the capital markets, his in-depth industry experience, and his talent for identifying extraordinary investment opportunities were hallmarks of his successful 24-year tenure as Chairman and CEO.”
Since 1987, the Company has grown from a small Alaska-based drilling contractor with 38 rigs and negative shareholder equity of $35 million to a multinational company with operations in over 24 countries and shareholder equity of more than $5.6 billion. The stock price was $0.37 per share in 1987 and increased 50-fold over Mr. Isenberg’s tenure.
Mr. Isenberg commented, “I have complete confidence that Tony is the right person to take over as CEO. We have worked closely together for 20 years, and he has a deep knowledge of the Company’s operations and strategy. He is well positioned to lead the Company as CEO moving forward. I believe the Company’s brightest and most successful days are ahead of it.”
The Nabors companies own and operate approximately 491 land drilling rigs and approximately 749 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over 780,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

1